Rider – Guaranteed Minimum Withdrawal Benefit with Inflation Adjustment

This form may be cancelled only under certain disclosed conditions.

The purpose of the Guaranteed Minimum Withdrawal Benefit provided under this annuity contract is to provide security through a stream of annual income payments to the Contract Owner. The Guaranteed Minimum Withdrawal Benefit will terminate upon assignment or a change in ownership of the contract unless the new assignee or owner meets the qualifications specified in the Termination provision of the Guaranteed Minimum Withdrawal Benefit.

The Penn Mutual Life Insurance Company (the “Company”) agrees, subject to and in accordance with the provisions of this Supplemental Agreement (“the Rider), to provide the Guaranteed Minimum Withdrawal Benefit described below.

The Rider is a part of the Contract to which it is attached. It is subject to all of the provisions of the Contract unless stated otherwise in the Rider.

Joint Life Guarantee. A Joint Life Guarantee is issued when a Joint Annuitant is specified in the application (and in the Contract Specifications). The primary Annuitant must be the Contract Owner. The Joint Annuitant must be the Contract Owner’s legal spouse and must also be designated as the sole, primary beneficiary of the Contract. Unless the Rider is changed to a Single Life Guarantee before guaranteed withdrawals have begun and while the Contract Owner is living, the spousal Joint Annuitant must always be the Contract Owner’s primary beneficiary. The Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Option is guaranteed over the lifetimes of the Annuitant and Joint Annuitant.

Single Life Guarantee. A Single Life Guarantee is issued when a Joint Annuitant is not named in the application or specified in the Contract Specifications. The Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Option is guaranteed over the lifetime of the Annuitant. If the Contract Owner is a natural person, the Contract Owner must also be the Annuitant.

This Rider is available only if, on the Contract Date, the Annuitant (if a Single Life Guarantee) or the younger of the Annuitant and Joint Annuitant (if a Joint Life Guarantee) is not younger than 45 nor older than 80.

Guaranteed Minimum Withdrawal Benefit. Under the Guaranteed Minimum Withdrawal Benefit, the Contract will have two distinct phases. The Deferral Phase begins on the Contract Date and continues until the earlier of: (a) the exercise of the Living Benefit Guarantee Withdrawal Option (availability by age is shown on Page 3), (b) Actual Age 95 of the Annuitant or the younger of the Annuitant and Joint Annuitant (if a Joint Life Guarantee), or (c) Contract Value is reduced to zero. The Withdrawal Phase begins when a Living Benefit Guarantee Withdrawal Option is exercised. This benefit allows the Annuitant to receive Guaranteed Annual Withdrawal Amounts based on the Withdrawal Benefit Base as described below.

Withdrawal Options. In the Deferral Phase, withdrawals are received through the Deferral Phase Withdrawal Option. In the Withdrawal Phase, withdrawals are received through one of the Living Benefit Guarantee Withdrawal Options: Standard Withdrawal Option or the Lifetime Withdrawal Option. Available withdrawal option depends on the Contract Phase and the ages of Annuitant and Joint Annuitant (if Joint Guarantee).

Deferral Phase Withdrawal Option. Deferral Phase Withdrawals do not initiate a Living Benefit Guarantee Withdrawal Option and will keep the Contract in the Deferral Phase.

Deferral Phase Withdrawal before Living Benefit Guarantee Withdrawal Option becomes available. By default, if a withdrawal is requested before the Living Benefit Guarantee Withdrawal Option becomes available, it will be treated as a Deferral Phase Withdrawal, which can be taken as a one-time distribution or systematically. If Deferral Phase Withdrawals are set up systematically, the Contract will remain in the Deferral Phase until the request is received by the Company with instructions to enter the Withdrawal Phase and to exercise an available Living Benefit Guarantee Withdrawal Option.

Deferral Phase Withdrawal after Living Benefit Guarantee Withdrawal Option becomes available. By default, if a withdrawal is requested after the Living Benefit Guarantee Withdrawal Option becomes available, one of the Living Benefit Guarantee Withdrawal Options will be exercised (depending on the age at the time of withdrawal), and the Contract will move into the Withdrawal Phase. In order to remain in the Deferral Phase, the Contract Owner must indicate to the Company, that they are requesting a Deferral Phase Withdrawal, which can be taken as a one-time distribution or systematically. If Deferral Phase Withdrawals are set up systematically, the Contract will remain in the Deferral Phase until a request is received by the Company with instructions to enter the Withdrawal Phase and exercise an available Living Benefit Guarantee Withdrawal Option.

Regardless of the Contract Phase, surrender charges will apply if withdrawals exceed the Contract’s annual Free Withdrawal Amount.

Effects of Deferral Phase Withdrawals on Withdrawal Benefit Base. Deferral Phase Withdrawals reduce the Withdrawal Benefit Base by the greater of (a) and (b) where:

(a) is the withdrawal amount,

(b) is the withdrawal amount multiplied by the ratio of (1) and (2), where:

(1) is the Withdrawal Benefit Base immediately prior to the withdrawal, and

(2) is the Contract Value immediately prior to the withdrawal

Withdrawal Phase – Living Benefit Guarantee Withdrawal Options. Once the Annuitant has reached the age at which a Living Benefit Guarantee Withdrawal Option becomes available (available age ranges are shown on Page 3), the Contract may enter the Withdrawal Phase. There are two Living Benefit Guarantee Withdrawal Options in the Withdrawal Phase: the Standard Withdrawal Option and the Lifetime Withdrawal Option. The age at the time the Living Benefit Guarantee Withdrawal Option is exercised determines the available option.

Standard Withdrawal Option. Under the Standard Withdrawal Option, the Company guarantees withdrawals up to the Guaranteed Annual Withdrawal Amount until the Standard Withdrawal Benefit Balance is depleted.

The Standard Withdrawal Benefit Balance cannot be withdrawn in a lump sum and is not payable as a death benefit.

The Standard Withdrawal Option is only available if the Actual Age of the Annuitant (or the younger of the Annuitant and Joint Annuitant, if Joint Guarantee) at the time of the first Living Benefit Guarantee Withdrawal is within the age range shown on Page 3. If a withdrawal is requested in this age range, the Contract will automatically be entered into the Standard Withdrawal Option.

Guaranteed Annual Withdrawal Amount. The Guaranteed Annual Withdrawal Amount under Standard Withdrawal Option is equal to the Age-Banded Standard Withdrawal Rate (specified on Page 3) multiplied by the Withdrawal Benefit Base.

Standard Withdrawal Benefit Balance and Standard Annual Reduction. At the time the Contract enters the Withdrawal Phase under the Standard Withdrawal Option, the Standard Withdrawal Benefit Balance is set equal to the Withdrawal Benefit Base. The Standard Withdrawal Benefit Balance will be reduced for withdrawals less than the Guaranteed Annual Withdrawal Amount by the amount up to the Standard Annual Reduction. At the time the Contract enters the Withdrawal Phase under the Standard Withdrawal Option, the Standard Annual Reduction will be equal to the Standard Withdrawal Rate multiplied by the Withdrawal Benefit Base. The Standard Annual Reduction will increase upon step-up of the Withdrawal Benefit Base to the Contract Value, and will decrease upon an Excess Withdrawal.

Effect of Withdrawals on Standard Withdrawal Benefit Balance. During each contract year, the Standard Withdrawal Benefit Balance will be reduced for withdrawals as follows:

•	The Standard Withdrawal Benefit Balance will be reduced dollar-for-dollar for the amount of withdrawals up to the Standard Annual Reduction.

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The Standard Withdrawal Benefit Balance will not be reduced when cumulative withdrawals in the contract year exceed the Standard Annual Reduction but are less than the Guaranteed Annual Withdrawal Amount.

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When cumulative withdrawals during the contract year exceed the Guaranteed Annual Withdrawal Amount, the Standard Withdrawal Benefit Balance will be reduced for any Excess Withdrawals by the greater of the dollar-for-dollar or proportionate withdrawal amount.

Effects of Withdrawals on Withdrawal Benefit Base. The Withdrawal Benefit Base will not be reduced when cumulative withdrawals in a contract year are less than the Guaranteed Annual Withdrawal Amount. Withdrawal Benefit Base will be reduced for any Excess Withdrawals by the greater of the dollar-for-dollar or proportionate withdrawal amount.

Excess Withdrawal. The Excess Withdrawal Amount, as applicable to any individual withdrawal, is equal to the greater of (a) zero, and (b) total withdrawal amount less the Guaranteed Annual Withdrawal Amount remaining before the withdrawal is taken.

Any time Excess Withdrawal is taken, the Standard Withdrawal Benefit Balance will be reduced by the greater of (a) and (b) where:

(a) is the Excess Withdrawal Amount, and

(b) is the Excess Withdrawal Amount multiplied by the ratio of (1) and (2), where:

(1)	is the difference between (i) and (ii) where:

(i)	is the Standard Withdrawal Benefit Balance immediately prior to the withdrawal, and

(ii)	is the Standard Annual Reduction remaining prior to the withdrawal; and

(2)	is the difference between (i) and (ii) where:

(i)	is the Contract Value immediately prior to the Withdrawal, and

(ii)	is the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

At any time Excess Withdrawal is taken, the Withdrawal Benefit Base will be reduced by the greater of (a) and (b) where:

(a) is the Excess Withdrawal Amount,

(b) is the Excess Withdrawal Amount multiplied by the ratio of (1) and (2) where:

(1)	is the Withdrawal Benefit Base immediately prior to the Withdrawal, and

(2)	is the greater of zero and the difference between (i) and (ii) where:

(i)	is the Contract Value immediately prior to the withdrawal, and

(ii)	is the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

If the Withdrawal Benefit Base is reduced by an Excess Withdrawal, the Guaranteed Annual Withdrawal Amount will be recalculated on the next Contract Anniversary. If this recalculated amount is less than the Standard Annual Reduction, the Standard Annual Reduction will be reset to the Guaranteed Annual Withdrawal Amount.

Effect of Standard Withdrawal Benefit Balance reducing to zero. If the Standard Withdrawal Benefit Balance goes to zero, and the Contract Value is greater than zero, the Standard Withdrawal Benefit Balance will Step-Up to the Contract Value, and the Withdrawal Benefit Base will be reset to the Contract Value on the next Contract Anniversary, unless the Contract Owner sends a written notice to the Company with the request to terminate the Rider. Upon this Step-Up / Reset, the Guaranteed Annual Withdrawal Amount and the Standard Annual Reduction will be recalculated, and the Guarantee will continue based on recalculated values. If the Standard Withdrawal Benefit Balance goes to zero, and the Contract Value also goes to zero, the Contract will be terminated.

Guaranteed Annual Withdrawal Amount in the final year. In the final year the Guarantee is active (i.e. Standard Withdrawal Benefit Balance will reduce to zero by the end of the year as a result of withdrawals), a reduction to the Guaranteed Annual Withdrawal Amount may apply. This reduction is applicable if, at Contract Anniversary, the Standard Withdrawal Benefit Balance is less than Standard Annual Reduction, and is calculated according to the following process:

1)	Every Contract Anniversary, the Standard Withdrawal Benefit Balance is compared to Standard Annual Reduction. If, at the start of any contract year, Standard Withdrawal Benefit Balance is less than Standard Annual Reduction, the Contract may be entering the final year of the Guarantee, and the Guaranteed Annual Withdrawal Amount will be reduced.

2)	The reduction to the Guaranteed Annual Withdrawal Amount is determined by the Guaranteed Annual Withdrawal Amount Reduction Factor, which is equal to the ratio of the Standard Withdrawal Benefit Balance at the start of the final year of the Guarantee to the Standard Annual Reduction at the start of the final year of the Guarantee.

3)	The reduced Guaranteed Annual Withdrawal Amount in the final year of the Guarantee is determined by multiplying the original Guaranteed Annual Withdrawal Amount (Guaranteed Annual Withdrawal Amount = Withdrawal Benefit Base *Standard Withdrawal Rate) by the Guaranteed Annual Withdrawal Amount Reduction Factor.

Lifetime Withdrawal Option. Under the Lifetime Withdrawal Option, the Company guarantees withdrawals up to the Guaranteed Annual Withdrawal Amount for the lifetime of the Annuitant or the Joint Annuitant (if a Joint Guarantee). The Lifetime Withdrawal Option is only available if the Actual Age of the Annuitant (or the younger of the Annuitant and Joint Annuitant, if Joint Guarantee) at the time of the first Living Benefit Guarantee Withdrawal satisfies the age range specified on Page 3. If withdrawals are requested after the age at which the Lifetime Withdrawal Option becomes available (as specified on Page 3), the Contract will be entered into the Lifetime Withdrawal Option by default. Under the Lifetime Withdrawal Option, the Company guarantees lifetime withdrawals up to the Guaranteed Annual Withdrawal Amount.

Guaranteed Annual Withdrawal Amount. Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Option is equal to the Lifetime Withdrawal Rate multiplied by the Withdrawal Benefit Base.

Lifetime Withdrawal Rate. At the time the Lifetime Withdrawal Option is exercised, the Lifetime Withdrawal Rate will be determined. The Lifetime Withdrawal Rate is the sum of the Age-Banded Base Lifetime Withdrawal Rate (specified on Page 3) and the Effective Lifetime Withdrawal Rate Adjustment (if applicable). For a Single Life Guarantee, the Lifetime Withdrawal Rate is based on the Actual Age of the Annuitant at the time of the first Living Benefit Guarantee Withdrawal. For a Joint Life Guarantee, the Lifetime Withdrawal Rate is based on the Actual Age of the younger of the Annuitant and Joint Annuitant at the time of the first Living Benefit Guarantee Withdrawal.

Lifetime Withdrawal Rate Adjustment –The Lifetime Withdrawal Rate Adjustment may be added to the Age-Banded Base Lifetime Withdrawal Rate, based on the age of the Contract at the time of the first Living Benefit Guarantee Withdrawal. The Base Lifetime Withdrawal Rate Adjustment (specified on Page 3) will be pro-rated for any Subsequent Purchase Payments, based on the age of the Purchase Payments and the age of the Contract, to determine the Effective Lifetime Withdrawal Rate Adjustment. The Effective Lifetime Withdrawal Rate Adjustment, if any, is determined at the time the Lifetime Withdrawal Option is exercised, and will not change for the entire duration of the Contract.

Lifetime Withdrawal Rates after Step-Up. If a Step-Up occurs under the Lifetime Withdrawal Option, the Contract is eligible to receive the Lifetime Withdrawal Rate for the current age.

Effect of Withdrawals on Withdrawal Benefit Base. If less than or none of the Guaranteed Annual Withdrawal Amount is taken in any given contract year, any unused guaranteed Annual Withdrawal Amounts cannot be carried over to any future contract years. If total withdrawals in a contract year do not exceed the Guaranteed Annual Withdrawal Amount, the Withdrawal Benefit Base will not be reduced.

Excess Withdrawals. Excess Withdrawal Amount, as applicable to any individual withdrawal, is equal to the Total withdrawal amount less the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess Withdrawals.

At any time an Excess Withdrawal is taken, the Withdrawal Benefit Base will be reduced by the greater of (a) and (b) where:

(a) is the Excess Withdrawal Amount

(b) is the Excess Withdrawal Amount multiplied by the ratio of (1) and (2) where:

(1)	is the Withdrawal Benefit Base immediately prior to the Excess Withdrawal

(2)	is the greater of zero and the difference between (i) and (ii) where:

(i)	is the Contract Value immediately prior to the withdrawal, and

(ii)	is the Guaranteed Annual Withdrawal Amount remaining prior to the withdrawal.

If Withdrawal Benefit Base is reduced by an Excess Withdrawal, the Guaranteed Annual Withdrawal Amount will be recalculated on the next Contract Anniversary.

At the time the withdrawal is requested by the Contract Owner (whether over the telephone or via a withdrawal form provided by the Company), the Company will provide available means to determine if the requested withdrawal amount would result in an Excess Withdrawal treatment. The Contract Owner may also contact the Company’s Customer Service at any time to determine whether the contemplated withdrawal would result in an Excess Withdrawal treatment.

Systematic Withdrawals. Systematic withdrawals may be taken under either of the Withdrawal Options. The maximum systematic withdrawal amount is the amount available under the Free Withdrawal provision of this Contract. However, if the Guaranteed Annual Withdrawal Amount exceeds the Free Withdrawal Amount, withdrawals can still be taken systematically.

Withdrawal Benefit Base. The Withdrawal Benefit Base is the amount used to determine the value of the Guaranteed Annual Withdrawal Amount.

The Withdrawal Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

The Withdrawal Benefit Base is determined as follows:

On the Contract Date, the Withdrawal Benefit Base is equal to the Initial Purchase Payment received.

After the Contract Date, the value of the Withdrawal Benefit Base is determined based on the Contract Phase.

In the Deferral Phase, the Withdrawal Benefit Base increases dollar-for-dollar with each Purchase Payment. Each year (on the Contract Anniversary), an Inflation Increase will be credited to the Withdrawal Benefit Base, followed by evaluation for a Step-Up opportunity.

At the time the Living Benefit Guarantee Withdrawal Option is exercised, if the Contract Value is greater than the Withdrawal Benefit Base, then the Withdrawal Benefit Base will be set equal to the Contract Value. The Guaranteed Annual Withdrawal Amount and/or the Standard Annual Reduction will be calculated based on the Withdrawal Benefit Base at that time.

In the Withdrawal Phase, the Withdrawal Benefit Base is determined based on which Living Benefit Guarantee Withdrawal Option has been exercised. Under any Living Benefit Guarantee Withdrawal Option in the Withdrawal Phase, the Withdrawal Benefit Base does not increase for Subsequent Purchase Payments.

Withdrawal Benefit Base with Standard Withdrawal Option. In the Withdrawal Phase under the Standard Withdrawal Option, each year (on the contract anniversary), an Inflation Increase will be credited to the Withdrawal Benefit Base, followed by evaluation for a Step-Up opportunity.

Withdrawal Benefit Base with Lifetime Withdrawal Option. In the Withdrawal Phase under the Lifetime Withdrawal Option, each year (on the contract anniversary) until age 95, an Inflation Increase will be credited to the Withdrawal Benefit Base until the Lifetime Withdrawal Option Inflation Increase Period expires, followed by evaluation for a Step-Up opportunity.

Inflation Increase of Withdrawal Benefit Base. On each Contract Anniversary, if the Withdrawal Benefit Base is greater than zero, the Company credits an automatic Inflation Increase to the Withdrawal Benefit Base. The Inflation Increase is calculated on Contract Anniversary and equals the Inflation Factor multiplied by the average Withdrawal Benefit Base.

Inflation Factor. Inflation Factor is calculated based on the Consumer Price Index for All Urban Consumers (CPI-U), which is published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor on a one-month lag. If this Index is discontinued or a new index series is established on a different basis, the Company may establish a new basis for determining the Inflation Factor. The Contract Owner will be given at least 90-days notice prior to any such change. The Inflation Factor applicable to the Contract on its Contract Anniversary will be determined at the beginning of the calendar month that contains the Contract Anniversary. The Inflation Factor equals the lesser of the Maximum Inflation Factor (specified on Page 3) or the ratio of (a) to (b), where:

(a) is the greater of zero and the difference between (1) and (2), where:

(1) is the CPI-U released in the previous month (most recent release); and

(2) is the CPI-U released twelve months prior to the most recent release; and

(b) is the CPI-U released twelve months prior to the most recent release.

Lifetime Withdrawal Option Inflation Increase Period. In the Withdrawal Phase under the Lifetime Withdrawal Option, Inflation Increases are only available until the Lifetime Withdrawal Option Inflation Increase Period expires. The Lifetime Withdrawal Option Inflation Increase Period will continue for as long as the Contract Value is greater than zero.

If, at some point, the Contract Value goes to zero, Lifetime Withdrawal Option Inflation Increase Period will expire on the earlier of (1) and (2) where

(1) is Actual Age 95 of the Annuitant (or the younger of the Annuitant and the Joint Annuitant, if Joint Guarantee), and

(2) is the 20th Contract Anniversary since the later of (a) and (b) where

(a) is the contract year in which the lifetime withdrawals began, and

(b) is the most recent Step-Up.

Automatic Annual Step-Up of Withdrawal Benefit Base. On each Contract Anniversary for the life of the Rider, after the Inflation Increase has been applied, the Withdrawal Benefit Base will be evaluated for Step-Up opportunity. At this time, if the Contract Value is greater than the Withdrawal Benefit Base (after Inflation Increase), then the Withdrawal Benefit Base will automatically be increased to the Contract Value. Guaranteed Annual Withdrawal Amount will be increased by the same percentage as the Withdrawal Benefit Base (or by the higher percentage, if a higher Lifetime Withdrawal Rate becomes available upon Step-Up). Under the Standard Withdrawal Option, upon the Withdrawal Benefit Base Step-Up, the Standard Withdrawal Benefit Balance will also Step-Up to the Contract Value, and the Standard Annual Reduction will be reset to the Standard Withdrawal Rate multiplied by the Withdrawal Benefit Base after the Step-Up.

Effect of Withdrawal Benefit Base reducing to zero. If the Withdrawal Benefit Base goes to zero, and the Contract Value is greater than zero, the Withdrawal Benefit Base will be reset to the Contract Value on the next Contract Anniversary, unless the Contract Owner sends a written notice to the Company with the request to terminate the Rider. Upon this reset, the Guaranteed Annual Withdrawal Amount will be recalculated, and the guarantee will continue based on recalculated values. If the Withdrawal Benefit Base goes to zero, and the Contract Value also goes to zero, the Contract will be terminated.

Effect of Contract Value reducing to zero. If the Contract Value is reduced to zero and any benefits are due under either of the Living Benefit Guarantee Withdrawal Options, payments will continue annually according to the guarantee as described below. No Subsequent Purchase Payments will be accepted once the Contract Value is reduced to zero.

If the Contract Value goes to zero in the Deferral Phase:

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If the Withdrawal Benefit Base is greater than zero and you are eligible for a Living Benefit Guarantee Withdrawal Option (see age ranges on Page 3), the Contract will be annuitized at the Guaranteed Annual Withdrawal Amount using the Withdrawal Benefit Base at the time of annuitization and either the Standard Withdrawal Rate or the Lifetime Withdrawal Rate, as applicable for the Standard Withdrawal Option or the Lifetime Withdrawal Option, respectively.

•	If the Withdrawal Benefit Base is greater than zero but you are not eligible for a Living Benefit Guarantee Withdrawal Option (see age ranges on Page 3), the Contract will be terminated.

•	If the Withdrawal Benefit Base also goes to zero, the Contract will be terminated.

If the Contract Value goes to zero in the Withdrawal Phase:

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If the Standard Withdrawal Benefit Balance under the Standard Withdrawal Option is greater than zero, the Contract will be annuitized at the Guaranteed Annual Withdrawal Amount using the Withdrawal Benefit Base at the time of annuitization and the Standard Withdrawal Rate. Payments will continue until the Standard Withdrawal Benefit Balance is depleted or for Annuitant’s Lifetime (whichever ends earlier), and Inflation Increases will still apply.

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If the Withdrawal Benefit Base under the Lifetime Withdrawal Option is greater than zero, the Contract will be annuitized at the Guaranteed Annual Withdrawal Amount using the Withdrawal Benefit Base at the time of annuitization and the Lifetime Withdrawal Rate. Payments will continue for the Annuitant’s Lifetime, and Inflation Increases will apply until the end of Inflation Increase Period Remaining, but not later than Actual Age 95.

•	If the Standard Withdrawal Benefit Balance under the Standard Withdrawal Option or Withdrawal Benefit Base under the Lifetime Withdrawal Option goes to zero, the Contract will be terminated.

Enhanced Death Benefit. Prior to the Annuity Date and upon receipt of due proof of the Annuitant’s death for Single Life Guarantees, or the last death of the Annuitant and Joint Annuitant for Joint Life Guarantees, and the necessary forms to make payment to a beneficiary, the Company will pay the beneficiary a Death Benefit Enhancement in addition to the Standard Death Benefit provided in the Contract to which the Rider is attached. The Death Benefit Enhancement is equal to the remaining Enhanced Death Benefit Base (which is calculated as described below for purposes of determining the Death Benefit Enhancement) minus the Standard Death Benefit payable under the Contract. The Death Benefit Enhancement cannot be less than zero. The maximum Death Benefit Enhancement is shown in the Additional Contract Specifications.

Enhanced Death Benefit Base. The Enhanced Death Benefit Base is calculated independently of the Withdrawal Benefit Base as follows:

On the Contract Date, the Enhanced Death Benefit Base will be the Initial Purchase Payment received;

The Enhanced Death Benefit Base will be increased dollar-for-dollar for all Subsequent Purchase Payments.

The Enhanced Death Benefit Base will automatically Step-Up annually to the Contract Value on each Contract Anniversary, if greater than the current Enhanced Death Benefit. The Enhanced Death Benefit will Step-Up through the Contract Anniversary after Actual Age 80 of the Annuitant, or younger of the Annuitant and Joint Annuitant, if applicable.

The Enhanced Death Benefit Base will be reduced for withdrawals by the greater of (a) and (b), where:

(a) is the Withdrawal Amount, and

(b) is Withdrawal Amount multiplied by the ratio of (1) and (2), where:

(1) is the Enhanced Death Benefit immediately prior to the Withdrawal

(2) is the Contract Value immediately prior to the Withdrawal

The Death Benefit Enhancement will be payable until Actual Age 95 of the Annuitant (or the younger of the Annuitant and Joint Annuitant, if applicable), or until the Contract Value reaches zero, if earlier.

Required Minimum Distributions (RMDs). If the required minimum distributions are required (subject to IRS enforcement rules), and the Contract has been in effect through at least one calendar year-end, the Contract Owner can elect required minimum distribution (RMD) withdrawals, which can be taken either as a one-time withdrawal or systematically.

RMD in Deferral Phase. In order to receive the RMDs from this Contract in the Deferral Phase without initiating the living benefit guarantee, the Company must receive the request to take RMDs as a Deferral Phase Withdrawal. The Contract will then remain in the Deferral Phase, and each RMD will be treated as a Deferral Phase Withdrawal.

RMD in Withdrawal Phase. RMD withdrawals in the Withdrawal Phase are subject to more favorable Excess Withdrawal treatment. Such treatment is contingent on the Contract Owner accepting the Company’s calculations of the RMD amounts, and RMD calculations will be limited to this Contract only.

If the Contract has entered the Withdrawal Phase under the Standard Withdrawal Option, upon receiving the written notification of the election of RMD withdrawals, the benefit will be treated as follows:

•	Every contract year the Guaranteed Annual Withdrawal Amount will be calculated under general rules of the Rider. This amount will not be changed based on the RMD requirement.

•	If the RMD amount is greater than the Guaranteed Annual Withdrawal Amount:

•	Standard Withdrawal Benefit Balance will be reduced dollar-for-dollar for withdrawals greater than Guaranteed Annual Withdrawal Amount but less than or equal to RMD;

•	Withdrawal Benefit Base will not be reduced for withdrawals up to the RMD amount;

•	Withdrawals in excess of RMD amount will be treated as Excess Withdrawals.

If the Contract has entered the Withdrawal Phase under the Lifetime Withdrawal Option, upon receiving the written notification of the election of RMD withdrawals, and if the Company determines that the RMD for the Contract is greater than the Guaranteed Annual Withdrawal Amount, the benefit will be treated as follows:

•	Every contract year the Guaranteed Annual Withdrawal Amount will be calculated under general rules of the Rider. This amount will not be changed based on the RMD requirement.

•	If the RMD amount is greater than the Guaranteed Annual Withdrawal Amount:

•	Withdrawal Benefit Base will not be reduced for withdrawals up to the RMD amount;

•	Withdrawals in excess of RMD Amount will be treated as Excess Withdrawals.

Investment Allocation Restrictions. Once the Contract enters the Withdrawal Phase, the Contract will be subject to additional limitations and restrictions on the Contract Owner’s right to allocate Contract Value among the Subaccounts, the right to request transfers between Subaccounts and the right to allocate Purchase Payments to Subaccounts. The Company reserves the right to impose the investment allocation restrictions in the Deferral Phase in the future. Investment allocation restrictions will be administered in the following manner:

•	The list of the Subaccounts available as investment options will be limited;

•	Investment allocation restrictions will be effective on the day the Contract enters the Withdrawal Phase;

•	Once the investment allocation restrictions become effective, the Contract Owner must indicate a new allocation that satisfies the investment restrictions;

•	If no indication is provided, any funds remaining in restricted Subaccounts will be moved at the discretion of the company;

•	Purchase Payments or transfers directed to the restricted Subaccounts will not be accepted;

•	Any change to investment restrictions or decision to impose the restrictions in the Deferral Phase will be communicated to the Contract Owner 60 days prior such change becomes effective;

•	The Contract Owner can opt out of investment allocation restrictions by terminating this Rider in accordance with the “Termination of the Rider” provisions.

Rider Charge. The Rider Charge, expressed as an annual percentage, will be applied to the monthly average of the Withdrawal Benefit Base on a quarterly basis. The Rider Charge will be deducted from the Contract Value quarterly on the date(s) specified in the Additional Contract Specifications and will not exceed the Maximum Rider Charge shown on the Additional Contract Specifications. The Rider Charge will be deducted from the Subaccounts of the Variable Account pro-rata based on the fund allocation at the time of deduction. The Company will deduct any accrued, but uncollected rider charges on the date the Contract is surrendered. In addition, upon payment of any Death Benefit associated with the contract, the Death Benefit payable will be reduced by the accrued costs of the optional contract riders. No rider charge will be imposed upon annuitization, or deducted after the Annuity Date.

On the date of an automatic Step-Up of the Withdrawal Benefit Base to the Contract Value, the Rider Charge may be increased, but will not be greater than the current charge applicable to the class of Contract Owners then electing this Rider. The current charge will not exceed the Maximum Rider Charge shown in the Additional Contract Specifications. The Contract Owner will be notified 60 days before an applicable Rider Charge increase and can opt out of any future Rider Charge increases, by sending a written request to the Company at least 30 days prior to a Contract Anniversary. If the Contract Owner opts out, no future increases in the current charge for the Rider will be made and all future Automatic Annual Step-Ups will be suspended.

The Contract Owner may send a written request to the Company, at least 30 days prior to a subsequent Contract Anniversary, to reinstate the Automatic Annual Step-Ups of the Withdrawal Benefit Base. The reinstatement will be effective on Contract Anniversary following the current Contract Anniversary. Future charges will be the same as the charges applied to the class of Contract Owners electing the benefit at that time, not to exceed the Maximum Rider Charge shown on the Additional Contract Specifications.

Changes to Single Life Guarantees. Single Life Guarantees cannot be converted to Joint Life Guarantees. A spouse may not be added as a Joint Annuitant or Successor Owner after the Contract Date.

Changes to Joint Life Guarantees. If the living benefit guarantee withdrawal option has not been exercised, Joint Life Guarantee can be changed to a Single Life Guarantee, and the Rider Charge will change from Joint to Single. Once converted, it cannot be changed back to Joint Life Guarantee. If the living benefit guarantee withdrawal option has not been exercised, the Contract Owner can change the Joint Annuitant to Annuitant’s current spouse. If the Company accepts either change, the Contract Owner can also request a change of the Primary Beneficiary of the Contract. If the living benefit guarantee withdrawal option has been exercised, the Joint Annuitant cannot be changed. The Joint Annuitant can be removed from the Contract, but the charge for the Rider would remain at the Joint Life Guarantee charge.

For any requested written Change accepted by the Company, the Company will send the Contract Owner amended Contract Specifications. Please contact the Company for additional details.

Impact of Annuitant’s Death for Single Life Guarantees

Upon the death of the Annuitant, the Company will pay the designated beneficiary the Standard Death Benefit under the Contract and the Death Benefit Enhancement, if any, and the Rider will be terminated. Alternatively, an eligible spousal Beneficiary can continue the Contract but not the Rider.

Impact of Annuitant’s and/or Joint Annuitant’s Death for Joint Life Guarantees

Impact of Annuitant’s Death for Joint Life Guarantees

Upon the Annuitant’s death, an eligible spousal Beneficiary who is also the Joint Annuitant can elect to become the Successor Owner of the Contract and continue the Contract and the Rider. Successor Owner will become the new Contract Owner and the Primary Annuitant.

If no withdrawals have been taken, the Successor Owner has the option, upon written request to the Company, to convert the guarantee and the associated Rider Charge to a Single Life Guarantee based on his/her lifetime.

If withdrawals have been taken, the Successor Owner cannot change to a Single Life Guarantee, change the associated Rider Charge, or name a new spouse.

The spousal Beneficiary also has the option of surrendering the Contract and receiving a Death Benefit equal to the Contract Value, as of the date of the Annuitant’s death.

If the Joint Annuitant is not alive on the date of death of the Annuitant, the Standard Death Benefit under the Contract and the Death Benefit Enhancement, if any, is payable to a beneficiary and the Rider is terminated.

Impact of Joint Annuitant’s Death for Joint Life Guarantees

If the Joint Annuitant dies and the Annuitant is still alive, no Death Benefit is paid. If no withdrawals have been taken, the Contract Owner has the option, upon written request to the Company, to convert the guarantee and the associated Rider Charge, to a Single Life Guarantee based on the Annuitant’s lifetime. If the Annuitant does not convert the guarantee to a Single Life Guarantee, the Annuitant may name a new spouse as the Joint Annuitant before withdrawals are taken. If withdrawals have been taken, the guarantee and the Rider Charge do not change, and the Annuitant cannot name a new spouse.

If the Annuitant is not alive on the date of death of the Joint Annuitant, the Standard Death Benefit under the Contract and the Death Benefit Enhancement, if any, is payable to a beneficiary and the Rider is terminated.

Periodic Reports. The Company will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually and without charge and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(a)	Guaranteed Minimum Withdrawal Benefit information:

a.	Before the Living Benefit Guarantee Withdrawal Option has been exercised:

i.	Withdrawal Benefit Base,

ii.	Minimum Guaranteed Annual Withdrawal Amount for Standard Withdrawal Option,

iii.	Minimum Guaranteed Annual Withdrawal Amount for Lifetime Withdrawal Option;

b.	If Standard Withdrawal Option has been exercised:

i.	Guaranteed Annual Withdrawal Amount,

ii.	Remaining Standard Withdrawal Benefit Balance;

c.	If Lifetime Withdrawal Option has been exercised:

i.	Guaranteed Annual Lifetime Withdrawal Amount;

(b)	Guaranteed Minimum Death Benefit Information:

a.	Current Total Death Benefit;

b.	Guaranteed Death Benefit Base.

Additional status reports to be made available to the Contract Owner upon request.

Termination of the Rider.

Upon the earliest of the following, the Guaranteed Minimum Withdrawal Benefit will be terminated, but the Contract will remain in force:

(a)	At any time after the third Contract Anniversary immediately following receipt by the Company of a written request by the Contract Owner to discontinue the Guaranteed Minimum Withdrawal Benefit;

(b)	Upon a change in ownership (or assignment) of the contract unless:

(1)	The new owner or assignee assumes full ownership of the contract and is essentially the same person :

i.	an individual ownership changed to a personal revocable trust, or

ii.	an eligible spousal Beneficiary who is also the Joint Annuitant elects to become the Successor Owner of the Contract and the Rider upon Annuitant’s death, or

iii.	a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, or

iv.	a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; or

(2)	The assignment is for the purposes of effectuating a 1035 exchange of the contract.

(c)	Spousal Continuation of a Single Life Guarantee upon the primary Annuitant’s death;

All charges for The Rider will cease upon Rider termination.

If the Contract is terminated, the Rider will also be terminated. Both the Contract and the Rider will terminate upon the earlier of:

(a)	Elective annuitization;

(b)	Full surrender of the Contract;

(c)	The date of the death of the Annuitant for Single Life Guarantees, or the date of the last death of the Annuitant or Joint Annuitant for Joint Life Guarantees;

(d)	The Contract Value goes to zero and the Withdrawal Benefit Base also goes to zero;

(e)	The Contract Value goes to zero and the Standard Withdrawal Benefit Balance also goes to zero under the Standard Withdrawal Option;

(f)	The Contract Value goes to zero and there are no Living Benefit Guarantee Withdrawal Options available as defined in Additional Contract Specifications, regardless of the value of the Withdrawal Benefit Base.

Annuity Payments. If annuity payments are to commence under the conditions specified in the Contract to which this Rider is attached, the guarantee will expire. If annuity payments are to commence under conditions specified by the Rider, the payments will continue annually according to the guarantee.

Annuitization under the Rider - If the Rider is in force on the Annuity Date, your Contract will be entered into the default Annuity Option under the Rider as outlined below.

If both the Contract Value and the Withdrawal Benefit Base are greater than zero on the maximum maturity date, your contract will be annuitized as follows:

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If the Contract is in the Deferral Phase as of the maximum maturity date, it will be annuitized at the Guaranteed Annual Withdrawal Amount using the Lifetime Withdrawal Rate. This amount will be payable annually for Annuitant’s Lifetime (last survivor if Joint). After Annuitization, CPI Increases will no longer apply.

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If the Contract has entered the Withdrawal Phase under the Standard Withdrawal Option, it will be annuitized at the Guaranteed Annual Withdrawal Amount using the Standard Withdrawal Rate. This amount will be payable annually for the Standard Withdrawal Period Remaining or for Annuitant’s Lifetime (last survivor if Joint), whichever ends earlier. Standard Withdrawal Period Remaining is based on the ratio of Standard Withdrawal Benefit Balance to Standard Annual Reduction at the time of Annuitization, rounded up to the next integer.

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If the Contract has entered the Withdrawal Phase under the Lifetime Withdrawal Option, it will be annuitized at the Guaranteed Annual Withdrawal Amount using the Lifetime Withdrawal Rate. This amount will be payable annually for Annuitant’s Lifetime (or the life of the last survivor if Joint Guarantee). After Annuitization, Inflation Increases will no longer apply.

When your Contract is annuitized, your payment schedule and the amount are generally fixed and cannot be altered. If the Contract is annuitized based on the Rider guarantee, the Death Benefit will no longer be payable. Also, the RMD-Friendly conditions will no longer apply to your withdrawal amounts; as such distributions are no longer required. If the remaining payments due each Contract Year are less than $100, the Remaining Payments will be commuted and a lump sum will be paid.

Effective Date - The Effective Date of the Rider is the same as the Contract Date of the Contract unless another effective date is shown below.

The Penn Mutual Life Insurance Company

Chairman and Chief Executive Officer